Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	2007 - 02

CELLSTAR REPORTS RESULTS FOR THE FOURTH QUARTER
AND FISCAL YEAR 2006

•                Consolidated revenues of $943.1 million in fiscal 2006; $282.9 million in the fourth quarter of 2006

•                Consolidated net income of $4.8 million in fiscal 2006; consolidated net loss of $1.0 million in the fourth quarter

•                Generated cash from operations of $15.6 million in fiscal 2006

            COPPELL, TEXAS – February 12, 2007 – CellStar Corporation (OTC Pink Sheets: CLST) today reported results for the fourth quarter and fiscal 2006.

      Fourth Quarter 2006 Compared to Fourth Quarter 2005

                The Company reported revenues in the fourth quarter of 2006 of $282.9 million, compared to $221.1 million in 2005.  Revenues in the Latin American Region increased by $92.8 million and were partially offset by a decline of $31.0 million in the U.S. compared to the fourth quarter of 2005.  For the quarter ended November 30, 2006, the Company reported a consolidated net loss of $1.0 million, or $0.05 per diluted share, compared to a consolidated net loss of $3.2 million, or $0.16 per diluted share in 2005.  The net loss in 2005 included a loss from discontinued operations of $3.1 million related to the Company’s operations in the Asia-Pacific Region.

      Revenues for the fourth quarter of 2006 in the U.S. Region were $95.5 million, compared to $126.5 million in 2005. The decrease in revenues in the U.S. was primarily related to the decline in the region’s insurance replacement and Associated Carrier Group (“ACG”) businesses, partially offset by increases in the indirect channel. The ACG was formed in April of 2006, when several independent rural carriers, many of which were customers of the Company, formed a consortium and signed a preferred supplier agreement with Brightpoint.  The U.S. Region represented 34% of the Company’s total revenues compared to 57% in the fourth quarter of 2005.  The Company’s U.S. Region generated operating income of $2.4 million in the fourth quarter, compared to $4.0 million for the same period of 2005. The drop in operating income was primarily associated with the revenue declines mentioned above.

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

      The Company’s operations in the Latin American Region provided $187.4 million of revenues in the fourth quarter of 2006, compared to $94.6 million in 2005. The increases in the region were primarily in the Company’s operations in Mexico and Chile.  The operations in Mexico reported an increase in revenues of $55.1 million, or 114.0%, compared to the fourth quarter of 2005, primarily as a result of vendor promotions, including financing promotions received by the Company and passed on to customers.  The operations in Chile reported record revenues for the quarter with an increase of $32.7 million compared to the fourth quarter of 2005.  The increase in the fourth quarter of 2006 was primarily related to increased activity by a carrier customer.  The Company expects significantly lower revenues in the operations in Chile in the first quarter of 2007.  The Latin American Region represented 66% of the Company’s total revenues in the fourth quarter, compared to 43% in 2005.  Operating income in the region was $2.4 million in the fourth quarter of 2006, compared to $0.3 million in 2005.  Although revenues in the Mexico operations were up 114.0%, operating income was impacted by the timing of approximately $1.5 million in vendor credits.    In the operations in Mexico, certain products are sold to certain customers below cost.  Approximately 30 days later, the operations receive credit from the vendor that includes the operations’ product margin related to those sales.  Due to the timing of the receipt of the credits related to the sales in the fourth quarter of 2006, the Company will not be able to recognize the credits until the first quarter of 2007.

            “We are pleased to report the Company’s first profitable year since 1999,” said Robert Kaiser, Chairman of the Board and Chief Executive Officer.  “As we entered 2006, our primary focus was to restore stability and profitability to the Company.  We got off to a good start, however the loss of the insurance replacement business and the decline in the ACG business from earlier this year prevented us from sustaining the profitable run rate we attained the first nine months of the year.  Although we were able to significantly reduce our operating expenses in the U.S. and Corporate , it was not sufficient to offset the losses in our customer base.”

            Consolidated gross profit increased to $14.9 million in the fourth quarter of 2006 compared to $13.9 million in 2005.  Gross profit as a percentage of revenues was 5.3% compared to 6.3% in the fourth quarter of 2005.  The increase in gross profit was in the Latin American Region, partially offset by a decline in the U.S. Region.

            Consolidated selling, general and administrative expenses (“SG&A”) increased $1.1 million in the fourth quarter to $13.6 million, compared to $12.5 million in 2005. The increase in expenses was primarily in the Mexico operations related to the joint venture.

      Interest expense in the fourth quarter was $1.2 million compared to $0.9 million in the prior year period.  Interest expense in 2006 increased primarily as a result of the interest related to the Company’s term loan with CapitalSource Finance LLC.  The cost of factoring accounts receivable was $0.8 million compared to $0.5 million in 2005.

Fiscal 2006 Compared to Fiscal 2005

            The Company recorded revenues of $943.1 million in fiscal 2006 compared to $987.7 million in 2005.  Revenues in Latin America increased $9.5 million and revenues in the U.S.

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

declined $54.1 million compared to 2005.  The Company was profitable in fiscal 2006 and reported net income of $4.8 million, or $0.23 per diluted share, compared to a net loss of $24.6 million, or $1.20 per diluted share, in 2005. The net income in 2006 included income from discontinued operations of $0.6 million and the net loss in 2005 included a loss from discontinued operations of $17.3 million.

            Revenues in the U.S. Region for fiscal 2006 were $408.5 million compared to $462.6 million in 2005. The decline in revenues was due primarily to the loss of the insurance replacement business and a decline in the indirect channel, partially offset by an increase in the regional carrier group.  The U.S. Region represented 43% of the Company’s total revenues compared to 47% for fiscal 2005.  The Company’s U.S. Region generated operating income of $15.4 million in fiscal 2006, compared to $5.5 million in 2005.  The improvement in operating income was driven primarily by an overall improvement in gross profit and gross profit as a percent of revenues and an 18 % decline in SG&A expenses. A $1.4 million recovery of a favorable settlement related to a theft of consigned inventory in 2001 was included in the SG&A expenses for 2006.

      Revenues in the Latin American Region were $534.6 million compared to $525.1 million in 2005.  Revenues in the Company’s Miami export operations declined $81.3 million and were offset by increased revenues in the operations in Mexico of $56.0 million and $34.8 million in the operations in Chile.  During 2005, the operations in Miami supported the transition of a major carrier customer in Colombia from CDMA to GSM technology.  The transition to GSM was substantially completed in 2005, therefore the revenues from this customer returned to more normal levels in 2006.  Revenues in Mexico increased 24% to $290.7 million in 2006 from $234.7 million in 2005 primarily due to the Company’s joint venture.  The Company’s operations in Chile reported record revenues in 2006 of $52.8 million.  During 2006, the operations in Chile had increased sales to a carrier customer as a result of the customer’s purchase by a larger carrier that initiated aggressive promotions in the country.  The Company expects revenues in future periods to increase relative to 2005 levels. The Latin American Region represented 57% of the Company’s total revenues compared to 53% in fiscal 2005.  Operating income in the Company’s Latin American Region in 2006 was $12.6 million compared to $8.7 million in 2005.

            Consolidated gross profit in fiscal 2006 increased to $65.4 million from $50.3 million in 2005. Gross profit as a percentage of revenues was 6.9% in fiscal 2006, compared to 5.1% in 2005.  Gross profit and gross profit as a percentage of revenues increased in both the U.S. and Latin American Regions.

            Consolidated SG&A expenses declined to $50.5 million from $51.2 million in fiscal 2005.  SG&A expenses declined in the U.S. and Corporate segments $6.9 million and were offset by increases in the Latin American Region of $6.2 million.  SG&A expenses declined in nearly every category in the U.S and Corporate segments driven primarily by reductions in payroll and benefits and facility expenses due to assets being fully depreciated as well as the move of the Company’s corporate headquarters.  Also, during 2006 the U.S. region recorded a $1.4 million recovery of a favorable settlement related to a theft of consigned inventory in 2001. The increases in the Latin American Region were related primarily to the joint venture in Mexico.

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

      Interest expense in fiscal 2006 was $3.9 million compared to $3.8 million in the prior year.  The cost to factor accounts receivable was $2.6 million compared to $2.4 million in 2005.

      Consolidated Balance Sheet

      Cash and cash equivalents at November 30, 2006, were $28.6 million, compared to $10.7 million at November 30, 2005.

      Accounts receivable increased from $98.4 million in 2005 to $114.3 million at November 30, 2006.  The increase was primarily in Mexico and Chile.  Accounts receivable days sales outstanding for the quarter ended November 30, 2006, based on monthly accounts receivable balances, were 30.4, compared to 36.7, for the quarter year ended November 30, 2005.

      Inventory decreased to $68.8 million at November 30, 2006, from $81.5 million at November 30, 2005.  Inventory declined primarily in the Company’s U.S. operations as a result of the decrease in revenues in the region’s insurance replacement business.  Inventory turns for the quarter ended November 30, 2006, based on monthly inventory balances, were 12.3 turns, compared to 10.8 for the quarter ended November 30, 2005.

      Accounts payable increased to $158.4 million at November 30, 2006, compared to $146.3 million at November 30, 2005.  Accounts payable increased $40.7 million in the Company’s Latin American Region as a result of the increased business in the fourth quarter of 2006 in the Company’s operations in Mexico and Chile.  This increase was partially offset by a drop in the U.S. region as a result of the decline in the insurance replacement business.

Liquidity

            The Company’s continuing operations generated net cash from operating activities of $15.0 million for the year ended November 30, 2006, compared to $4.1 million for the year ended November 30, 2005. The Company’s discontinued operations generated net cash of $0.6 million from operating activities during 2006 compared to $42.8 million in 2005.  During 2005, the cash generated from discontinued operations was a result of a reduction in receivables and inventory as the revenue base was drastically decreased.  The cash was used primarily in the Asia-Pacific Region to pay down notes payable and to fund the operating losses in the region.

            As of November 30, 2006, the Company had borrowed $33.5 million under its domestic revolving credit facility compared to $30.5 million at November 30, 2005.  The Company had additional borrowing availability under the credit facility of $6.0 million at November 30, 2006.

            On August 31, 2006, the Company entered into a term loan and security agreement with CapitalSource Finance LLC to provide financing to purchase and/or redeem its $12.4 million of 12% Senior Subordinated Notes due January 2007.  As of November 30, 2006, the Company had borrowed $10.4 million and had an additional borrowing availability of $1.9 million under the term loan and security agreement.  On December 15, 2006, the Company redeemed, at par, the remaining $1.9 million of Senior Notes.

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

Proposed Transactions to Sell U.S., Miami-Based Latin American and Mexico Operations

            On December 18, 2006, the Company entered into a definitive agreement with a wholly- owned subsidiary of Brightpoint, Inc. to sell substantially all of the assets of its operations in the U.S. and its Miami-based Latin American operations and for the buyer to assume certain liabilities related to those operations (the “U.S. Sale”).  Also on December 18, 2006, the Company entered into a definitive agreement with Soluciones Inalámbricas, S.A. de C.V. and Prestadora de Servicios en Administración y Recursos Humanos, S.A. de C.V., two affiliated Mexican companies, to sell its operations in Mexico (the “Mexico Sale”).  The agreements are subject to stockholder approval.  On January 23, 2007, the Company filed a preliminary proxy statement with the SEC which more fully describes the proposed transactions.  In addition, the proxy statement includes a proposal to dissolve the Company.

Stockholder Meeting

The Company plans to hold the stockholders’ meeting on March 28, 2007 in Dallas, Texas and to mail the Proxy Statement on or about February 21, 2007.

Conference Call Information

            CellStar will conduct its fourth quarter 2006 conference call for investors on Tuesday, February 13, 2007, at 10:00 a.m. CDT.  The dial in number is 877-381-5128 for domestic calls.  Investors will have the opportunity to listen to the conference call via the link on CellStar's Investor Relations web site, and over the Internet through PR Newswire at http://www.videonewswire.com/event.asp?id=37802. This call will also be directly available from the Bloomberg Professional Service, www.bloomberg.com and over the First Call Network.  To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.

            For those who cannot listen to the live broadcast, a replay will be available for 30 days after the conclusion of the call through the CellStar Investor Relations web site or through PR Newswire.  Replay will also be available one hour after the conclusion of the call until 6:00 p.m. on Tuesday, February 20th by dialing 800-642-1687 (Domestic) and entering the reservation number 8342955.

About CellStar Corporation

            CellStar Corporation is a leading provider of logistics and distribution services to the wireless communications industry.  CellStar has operations in North America and Latin America, and distributes handsets, related accessories and other wireless products from leading manufacturers to an extensive network of wireless service providers, agents, MVNOs, insurance/warranty providers and big box retailers.  CellStar specializes in completely integrated forward and reverse logistics solutions, repair and refurbishment services, and in some of its markets, provides activation services that generate new subscribers for wireless service providers.  For more information, visit www.cellstar.com.

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

This news release contains forward-looking statements, as defined in the Private Securities  Litigation Reform Act of 1995.  A variety of risk factors, including the increased risk to our business if we do not obtain stockholder approval of the U.S. Sale and the Mexico Sale, the loss of or reduction in orders from any of our key customers,  our ability to manage cost-reduction actions, maintain our channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, maintain or improve our operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn our inventories and accounts receivable, as well as changes in  foreign laws, regulations and tariffs, continued consolidation in the wireless market, new technologies, system implementation or continuation difficulties, competition, handset shortages or overages, terrorist acts or other unforeseen events, economic weakness in the U.S. and other countries in which we do business and other risk factors, are discussed in the Company's Annual Report on Form 10-K.  Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact:           Sherrian Gunn

                        972-462-3530
                        ir@cellstar.com

3 Tables Attached

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601 S. Royal Lane ∙ Coppell, Texas ∙75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

CELLSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three months ended November 30,		Year ended November 30,
	2006	2005	2006	2005
Revenues	$282,879	221,135	$943,140	987,673
Cost of sales	267,996	207,234	877,754	937,331
Gross profit	14,883	13,901	65,386	50,342
Selling, general and administrative expenses	13,609	12,482	50,485	51,246
Operating income (loss)	1,274	1,419	14,901	(904)

Other income (expense):
Interest expense	(1,164)	(938)	(3,916)	(3,794)
Loss on sale of accounts receivable	(819)	(519)	(2,578)	(2,413)
Gain on sale of assets	—	—	240	—
Gain on retirement of 12% Senior subordinated notes	566	—	566	—
Minority interest	(374)	—	(2,390)	—
Other, net	66	775	214	684
Total other income (expense)	(1,725)	(682)	(7,864)	(5,523)

Income (loss) from continuing operations before income taxes	(451)	737	7,037	(6,427)
Provision for income taxes	521	845	2,786	845
Income (loss) from continuing operations	(972)	(108)	4,251	(7,272)
Discontinued operations	—	(3,131)	585	(17,311)
Net income (loss)	$(972)	(3,239)	$4,836	(24,583)

Net loss per share:
Basic:
Income (loss) from continuing operations	$(0.05)	(0.01)	$0.21	(0.35)
Discontinued operations	—	(0.15)	0.03	(0.85)
Net income (loss) per share	$(0.05)	(0.16)	$0.24	(1.20)

Diluted:
Income (loss) from continuing operations	$(0.05)	(0.01)	$0.20	(0.35)
Discontinued operations	—	(0.15)	0.03	(0.85)
Net income (loss) per share	$(0.05)	(0.16)	$0.23	(1.20)

Weighted average number of shares:
Basic	20,419	20,562	20,415	20,463
Diluted	20,419	20,562	21,110	20,463

CELLSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	November 30,	November 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$28,632	10,744
Accounts receivable, net	114,335	98,356
Inventories	68,830	81,547
Deferred income taxes	917	792
Prepaid expenses	5,847	1,834
Assets held for sale — Building	—	1,516
Total current assets	218,561	194,789

Property and equipment, net	2,510	3,689
Deferred income taxes	6,655	6,655
Goodwill	—	3,392
Other assets	8,254	5,334
Total assets	$235,980	213,859

LIABILITIES
Current liabilities:
Notes payable	$33,469	30,462
Current portion — Term loan	1,000	—
Accounts payable	158,365	146,292
Deferred revenue	824	416
Accrued expenses	11,747	13,609
Income taxes payable	716	—
Minority interest	2,014	—
Total current liabilities	208,135	190,779
12% Senior subordinated notes	1,915	12,374
Term loan	9,160	—
Other long-term liabilities	—	615
Total liabilities	219,210	203,768

STOCKHOLDERS’ EQUITY
Common stock	212	208
Additional paid-in capital	124,346	124,204
Unearned compensation	—	(650)
Cumulative translation adjustment	(8,603)	(7,673)
Retained deficit	(99,091)	(105,998)
Treasury stock	(94)	—
Total stockholders’ equity	16,770	10,091
Total liabilities and stockholders’ equity	$235,980	213,859

CELLSTAR CORPORATION AND SUBSIDIARIES

Revenues By Region
(Unaudited)
(In thousands)

	Three months ended
	November 30, 2006	Percent of Total	November 30, 2005	Percent of Total

North America	$95,508	34%	$126,546	57%

Latin America	187,371	66%	94,589	43%

Total	$282,879	100%	$221,135	100%

	Year ended
	November 30, 2006	Percent of Total	November 30, 2005	Percent of Total

North America	$408,548	43%	$462,581	47%

Latin America	534,592	57%	525,092	53%

Total	$943,140	100%	$987,673	100%